EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE January 4, 2006	Contact: David M. Kepler 937-548-4158
     David M. Kepler, the President of Greenville Federal Financial Corporation (the “Corporation”), the stock holding company for Greenville Federal (the “Bank”), today announced that the Bank completed its mutual holding company reorganization and the related common stock offering by the Corporation. Trading is expected to begin on January 5, 2006, on the OTC Bulletin Board.
     The Corporation sold a total of 1,034,285 shares of common stock at $10.00 per share, including 90,098 shares sold to the Greenville Federal Financial Corporation Employee Stock Ownership Plan, in a subscription offering which ended on December 13, 2005, and a community offering which ended on December 21, 2005. An additional 1,264,126 shares of common stock will be issued to Greenville Federal MHC (the “MHC”). Subscribers may obtain information about their specific stock orders by contacting Keefe, Bruyette & Woods, Inc., at (614) 766-8400.
     Upon closing of the reorganization, the Bank converted from a mutual savings bank to a capital stock savings bank, with the concurrent formation of the Corporation as the stock, mid-tier holding company of the Bank and the formation of the MHC as a mutual holding company. The purchasers of stock in the subscription and community offerings own 45% of the Corporation’s outstanding shares of common stock, and the MHC owns 55% of the Corporation’s outstanding shares of common stock.
     Keefe, Bruyette & Woods, Inc., served as financial advisor and marketing agent with regard to the stock offering. Vorys, Sater, Seymour and Pease LLP served as counsel to the Bank, the Corporation and the MHC.
     Greenville Federal, originally founded in 1883, is a savings bank serving Darke County, Ohio, the adjacent Ohio counties of Preble, Auglaize, Miami, Shelby and Mercer, and the Indiana counties of Randolph and Wayne, from its main office and a branch office, both located in Greenville, Ohio.